NEWS RELEASE For More Information: Heather J. Wietzel SVP, Investor Relations 800-282-6242 • 205-776-3028 • InvestorRelations@ProAssurance.com

ProAssurance Reports Results for First Quarter 2024
BIRMINGHAM, AL – (BUSINESSWIRE) – May 6, 2024 – ProAssurance Corporation (NYSE: PRA) reports net income of $4.6 million, or $0.09 per diluted share, and operating income(1) of $4.2 million, or $0.08 per diluted share, for the three months ended March 31, 2024.
First Quarter 2024(2)
•Gross premiums written: $311 million (-1%)
•New business written: $20 million (+7%)
•Strong renewal pricing increases in medical professional liability business (+8%)
•Consolidated current accident year loss ratio of 79.9% (3 point improvement)
•Consolidated combined ratio of 111.6% (2 point improvement)
•Net investment income of $34 million (+12%)
•Consolidated operating ratio of 97.7%, (4 point improvement)
•Book value per share of $21.82 as of March 31, 2024
(1) Represents a Non-GAAP financial measure. See a reconciliation to its GAAP counterpart under the heading “Non-GAAP Financial Measures” that follows.
(2) Comparisons are to the first quarter of 2023 unless otherwise noted
Management Commentary & Results of Operations
“Operating earnings this quarter reflected improved results in our Specialty P&C segment and a 12 percent increase in investment income. We are encouraged by the sequential improvement in the current accident year loss ratio across all operating segments. We continue to focus on disciplined underwriting, gaining rate where appropriate and managing claims in a loss environment that continues to be challenging. We are also retaining existing insureds and selectively adding new business at pricing levels that, while reflecting market realities, also helps us make progress toward our sustained profitability goals. We continue to forgo renewal and new business opportunities that we believe do not meet our expectation of rate adequacy in the current loss environment,” said Ned Rand, President and Chief Executive Officer of ProAssurance. He added, “We have not wavered from our belief that our ultimate success in our core lines of insurance - medical professional liability and workers’ compensation - will come about through the conservative strategies we have and continue to implement.”
Our consolidated combined ratio also improved 2.3 points year over year, reflecting the better current accident year loss ratio. In last year’s first quarter, the combined ratio included the impact of unfavorable prior accident year development partially offset by one-time or infrequent beneficial items affecting our Specialty P&C segment’s expense ratio. Our pricing and underwriting discipline in the face of both challenging market conditions and an adverse legal environment has positioned us to build on the progress we saw in underwriting results this quarter.
Book value per share at quarter end was $21.82, essentially unchanged from year-end. Adjusted book value per share, which excludes our Accumulated Other Comprehensive Loss, improved from year end to $25.88.
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CONSOLIDATED INCOME STATEMENT HIGHLIGHTS
Selected consolidated financial data for each period is summarized in the table below.
	Three Months Ended March 31
($ in thousands, except per share data)	2024	2023	Change
Revenues
Gross premiums written(1)	$311,341	$315,794	(1.4%)
Net premiums written	$282,673	$284,909	(0.8%)
Net premiums earned	$244,150	$239,787	1.8%
Net investment income	33,897	30,310	11.8%
Equity in earnings (loss) of unconsolidated subsidiaries	2,963	(1,121)	364.3%
Net investment gains (losses)(2)	(268)	2,912	(109.2%)
Other income (loss)(1)	3,955	787	402.5%
Total revenues(1)	284,697	272,675	4.4%
Expenses
Net losses and loss adjustment expenses	194,694	205,296	(5.2%)
Underwriting, policy acquisition and operating expenses(1)	78,005	67,788	15.1%
SPC U.S. federal income tax expense (benefit)	416	532	(21.8%)
SPC dividend expense (income)	607	1,942	(68.7%)
Interest expense	5,657	5,463	3.6%
Total expenses(1)	279,379	281,021	(0.6%)
Income (loss) before income taxes	5,318	(8,346)	163.7%
Income tax expense (benefit)	692	(2,172)	131.9%
Net income (loss)	$4,626	$(6,174)	174.9%
Non-GAAP operating income (loss)	$4,177	$(7,418)	156.3%
Weighted average number of common shares outstanding
Basic	51,013	53,987
Diluted	51,149	54,117
Earnings (loss) per share
Net income (loss) per diluted share	$0.09	$(0.11)	$0.20
Non-GAAP operating income (loss) per diluted share	$0.08	$(0.14)	$0.22
(1) Consolidated totals include inter-segment eliminations. The eliminations affect individual line items only and have no effect on net income (loss). See Note 12 of the Notes to Condensed Consolidated Financial Statements in our March 31, 2024 report on Form 10-Q for amounts by line item.
(2) This line item typically includes both realized and unrealized investment gains and losses, investment impairments losses, and the change in the fair value of the contingent consideration in relation to the NORCAL acquisition. Detailed information regarding the components of net investment gains (losses) are included in Note 3 of the Notes to Condensed Consolidated Financial Statements in our March 31, 2024 report on Form 10-Q.
The abbreviation “nm” indicates that the information or the percentage change is not meaningful.
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BALANCE SHEET HIGHLIGHTS
($ in thousands, except per share data)	March 31, 2024	December 31, 2023
Total investments	$4,333,542	$4,349,781
Total assets	$5,650,036	$5,631,925
Total liabilities	$4,536,971	$4,519,945
Common shares (par value $0.01)	$636	$636
Retained earnings	$1,386,607	$1,381,981
Treasury shares	$(469,702)	$(469,702)
Shareholders’ equity	$1,113,065	$1,111,980
Book value per share	$21.82	$21.82
Non-GAAP adjusted book value per share(1)	$25.88	$25.83
(1) Adjusted book value per share is a Non-GAAP financial measure. See a reconciliation of book value per share to Non-GAAP adjusted book value per share under the heading “Non-GAAP Financial Measures” that follows.

CONSOLIDATED KEY RATIOS
	Three Months Ended March 31
	2024	2023
Current accident year net loss ratio	79.9%	82.7%
Effect of prior accident years’ reserve development	(0.2%)	2.9%
Net loss ratio	79.7%	85.6%
Underwriting expense ratio	31.9%	28.3%
Combined ratio	111.6%	113.9%
Operating ratio	97.7%	101.3%
Return on equity(1)	1.7%	(2.5%)
Non-GAAP operating return on equity(1)(2)	1.5%	(2.6%)
(1) Quarterly amounts are annualized. Refer to our March 31, 2024 report on Form 10-Q under the heading “Non-GAAP Operating ROE” in the Executive Summary of Operations section for details on our calculation.

(2) See a reconciliation of ROE to Non-GAAP operating ROE under the heading “Non-GAAP Financial Measures” that follows.
We operate in four segments: Specialty P&C, Workers' Compensation Insurance, Segregated Portfolio Cell Reinsurance, and Corporate. Additional information on ProAssurance's four segments is included in Note 12 of the Notes to Condensed Consolidated Financial Statements in our March 31, 2024 report on Form 10-Q and in the Segment Results sections below.

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SPECIALTY P&C SEGMENT RESULTS

	Three Months Ended March 31
($ in thousands)	2024	2023	% Change
Gross premiums written	$238,718	$242,363	(1.5%)
Net premiums written	$218,699	$217,390	0.6%
Net premiums earned	$188,888	$183,684	2.8%
Other income	1,353	990	36.7%
Total revenues	190,241	184,674	3.0%
Net losses and loss adjustment expenses	(152,994)	(166,029)	(7.9%)
Underwriting, policy acquisition and operating expenses	(51,049)	(42,681)	19.6%
Total expenses	(204,043)	(208,710)	(2.2%)
Segment results	$(13,802)	$(24,036)	42.6%

SPECIALTY P&C SEGMENT KEY RATIOS
	Three Months Ended March 31
	2024	2023
Current accident year net loss ratio	81.7%	86.4%
Effect of prior accident years’ reserve development	(0.7%)	4.0%
Net loss ratio	81.0%	90.4%
Underwriting expense ratio	27.0%	23.2%
Combined ratio	108.0%	113.6%
The results for the Specialty P&C segment improved over first quarter 2023, primarily reflecting our cautious underwriting and pricing decisions and our ability to target segments within healthcare where there are opportunities to write business profitably. However, competitive market conditions and the challenging loss environment in our MPL line of business continued unabated.
Our ability to write new business at better pricing than the business it replaces, coupled with strong renewal pricing and retention, continues to underscore our position of leadership in a very competitive market. We achieved renewal pricing increases of 7% and new business of $10.4 million despite the continuation of competitive market conditions. Retention in the segment was 86%, a one-point increase over the prior year quarter. Earned premium increased 2.8% due to the pro rata effect of an increase in the volume of premium written during the preceding twelve months.
The current accident year net loss ratio improved 4.7 points, primarily due to the underwriting actions taken and pricing we have achieved over the course of the past year. We recognized net favorable prior accident year reserve development of $1.3 million in the first quarter, compared to $7.4 million in unfavorable prior accident year development in the same period of 2023. The favorable development in the current period was attributable to purchase accounting amortization, partially offset by unfavorable development of $0.4 million attributable to our Lloyd’s Syndicates operations. The unfavorable development in the prior year period was attributable to several large verdicts, reflecting social inflation and higher than anticipated loss severity trends.
The first quarter 2024 expense ratio was 3.8 points above the prior year first quarter. This was largely due to a $3.8 million payroll tax refund from the Employee Retention Credit program in connection with the CARES Act in the year ago period that contributed 2.1 points of the year-over-year increase. Last year, we also recognized unfavorable development in NORCAL’s 2020 and prior accident year reserves that resulted in a decrease in the fair value of the contingent consideration liability, which accounted for 0.5 points of the increase. The remaining increase in the ratio was primarily attributable to increasing compensation-related costs and higher DPAC amortization.
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WORKERS’ COMPENSATION INSURANCE SEGMENT RESULTS

	Three Months Ended March 31
($ in thousands)	2024	2023	% Change
Gross premiums written	$72,615	$73,431	(1.1%)
Net premiums written	$50,353	$47,572	5.8%
Net premiums earned	$41,094	$40,803	0.7%
Other income	477	581	(17.9%)
Total revenues	41,571	41,384	0.5%
Net losses and loss adjustment expenses	(31,636)	(30,844)	2.6%
Underwriting, policy acquisition and operating expenses	(14,490)	(12,980)	11.6%
Total expenses	(46,126)	(43,824)	5.3%
Segment results	$(4,555)	$(2,440)	(86.7%)

WORKERS’ COMPENSATION INSURANCE SEGMENT KEY RATIOS
	Three Months Ended March 31
	2024	2023
Current accident year net loss ratio	77.0%	72.6%
Effect of prior accident years’ reserve development	0.0%	3.0%
Net loss ratio	77.0%	75.6%
Underwriting expense ratio	35.3%	31.8%
Combined ratio	112.3%	107.4%
The Workers’ Compensation Insurance segment underwriting results for the first quarter of 2024 reflect an increase in the current accident year net loss ratio driven by the continuation of higher average claim costs, the impact of compounded premium rate decreases related to the continuation of state loss cost reductions and the competitive workers' compensation market.
Gross premiums in our traditional business increased 7% in the first quarter compared to the same period of 2023, despite a slight reduction in policy count. The increase was primarily due to higher reported insured payrolls at renewal, positive mid-term policy endorsements, selective new business writings and the renewal of certain policies from a captive program as traditional business that were previously written in our Segregated Portfolio Cell Reinsurance segment. New business was $8.2 million in the first quarter. Premium retention in our traditional business was 87%, four points higher than the year-ago period. Gross premiums in our alternative market business decreased 18% in the first quarter compared to the same period of 2023 mainly due to our non-renewal of two large programs (see further discussion in the Segregated Portfolio Cell Reinsurance section that follows). The level of audit premium has begun to normalize with audit premium billed to policyholders totaling $1.9 million in the current period as compared to $2.5 million for the same period of 2023. Renewal pricing in this segment declined 4% vs 6% a year ago, driven by the continuation of state loss cost reductions and the competitive workers' compensation market.
The current accident year net loss ratio for the first quarter of 2024 increased to 77.0%, from 72.6% as of March 31, 2023; however, the current accident year net loss ratio improved 4.3 points from the full year loss ratio as of December 31, 2024 of 81.3%. The loss ratio for the current period reflected our underwriting actions as well as the continuation of higher medical loss trends, albeit at levels slightly below full-year 2023. We believe that our early intervention and case management strategies, which are an integral part of our claims management process, allow us to recognize the higher medical trends ahead of our competitors. Reported claim frequency trends continue to be lower compared to historical results.
There was no change in prior accident year reserve estimates in the first quarter of 2024, compared to $1.2 million of unfavorable development for the same period in 2023, primarily driven by a large claim from the 1997 accident year.
The underwriting expense ratio for the first quarter of 2024 was 3.5 points higher than the prior year quarter, reflecting an increase in compensation-related costs, as well as decreases in audit premium, ceding commissions received from SPCs, and ULAE allocated to net losses and loss adjustment expenses.
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SEGREGATED PORTFOLIO CELL REINSURANCE SEGMENT RESULTS
	Three Months Ended March 31
($ in thousands)	2024	2023	% Change
Gross premiums written	$15,934	$22,881	(30.4%)
Net premiums written	$13,621	$19,947	(31.7%)
Net premiums earned	$14,168	$15,300	(7.4%)
Net investment income	693	420	65.0%
Net investment gains (losses)	1,471	1,160	26.8%
Other income (expense)	(1)	1	(200.0%)
Net losses and loss adjustment expenses	(10,064)	(8,423)	19.5%
Underwriting, policy acquisition and operating expenses	(4,713)	(5,035)	(6.4%)
SPC U.S. federal income tax (expense) benefit(1)	(416)	(532)	(21.8%)
SPC net results	1,138	2,891	(60.6%)
SPC dividend (expense) income (2)	(607)	(1,942)	(68.7%)
Segment results (3)	$531	$949	(44.0%)
(1) Represents the provision for U.S. federal income taxes for SPCs at Inova Re, which have elected to be taxed as a U.S. corporation under Section 953(d) of the Internal Revenue Code. U.S. federal income taxes are included in the total SPC net results and are paid by the individual SPCs.

(2) Represents the net (profit) loss attributable to external cell participants.
(3) Represents our share of the net profit (loss) and OCI of the SPCs in which we participate.

SEGREGATED PORTFOLIO CELL REINSURANCE SEGMENT KEY RATIOS
	Three Months Ended March 31
	2024	2023
Current accident year net loss ratio	65.1%	64.9%
Effect of prior accident years’ reserve development	5.9%	(9.8%)
Net loss ratio	71.0%	55.1%
Underwriting expense ratio	33.3%	32.9%
Combined ratio	104.3%	88.0%
Premiums in our Segregated Portfolio Cell Reinsurance segment are primarily comprised of workers' compensation coverages assumed from our Workers' Compensation Insurance segment and, to a lesser extent, medical professional liability coverages from our Specialty P&C segment.
Gross premiums written decreased in the first quarter compared to the same period in 2023, primarily due to the non-renewal of two Segregated Portfolio Cell (SPC) programs effective January 1, 2024. As the underlying policies expire that were previously written in one of the programs, we expect those policies to be renewed as traditional business in our Workers' Compensation Insurance segment. The other SPC, in which we do not participate in the underwriting results, was non-renewed.
Renewal premium reflected rate decreases of 1.7% and renewal retention of 76.4% in the quarter. Audit premium increased to $1.4 million in 2024, compared to $1.2 million in 2023. New business was relatively flat in the quarter.
The current accident year net loss ratio was essentially unchanged quarter-over-quarter.
We recognized $0.9 million in net unfavorable prior accident year reserve development in the quarter compared to favorable prior year reserve development $1.5 million for the same period of 2023. There was net favorable development in the workers' compensation business of $0.5 million that was offset by net unfavorable development of $1.4 million in the medical professional liability business. The net unfavorable development in the medical professional liability business primarily reflected higher than expected claim frequency in the aforementioned non-renewed program; we do not participate in the underwriting results and therefore this unfavorable development had no impact on our segment results.
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CORPORATE SEGMENT

	Three Months Ended March 31
($ in thousands)	2024	2023	% Change
Net investment income	$33,204	$29,890	11.1%
Equity in earnings (loss) of unconsolidated subsidiaries:
All other investments, primarily investment fund LPs/LLCs	3,066	(767)	499.7%
Tax credit partnerships	(103)	(354)	(70.9%)
Total equity in earnings (loss) of unconsolidated subsidiaries:	2,963	(1,121)	364.3%
Net investment gains (losses)	(1,739)	752	(331.3%)
Other income (expense)	3,061	327	836.1%
Operating expenses	(8,688)	(8,204)	5.9%
Interest expense	(5,657)	(5,463)	3.6%
Income tax (expense) benefit	(692)	2,172	131.9%
Segment results	$22,452	$18,353	22.3%
Consolidated effective tax rate	13.0%	26.0%
The current interest rate environment continues to benefit our net investment income, which increased to $33.2 million in the quarter, driven by higher average book yields on our fixed maturity investments as our reinvestment rate exceeds that of the maturing assets.
Equity in earnings from our investment in LPs/LLCs, which are typically reported to us on a one-quarter lag, reflected a $3.1 million gain in the quarter as compared to a loss of $0.8 million in the year-ago quarter driven by the performance of two LPs, which reflected higher market valuations during the fourth quarter of 2023.
The corporate segment results include $1.7 million of net investment losses for the quarter driven primarily by credit-related impairment losses in earnings, realized losses from the sale of certain available-for-sale fixed maturities and, to a lesser extent, unrealized holding losses resulting from changes in the fair value of our convertible securities. This compares to $0.8 million of net investment gains in the first quarter of 2023 driven by unrealized holding gains resulting from changes in the fair value of our equity investments and convertible securities. These results underscore the variable effect of measuring these investments at fair value each period, which we believe to be temporary as we have the intent and capability to hold to these investments to maturity.
The increase in other income was driven by the effect of foreign currency exchange rate gains of $1.9 million in the current quarter, compared to foreign currency exchange rate losses of $0.8 million in the prior year period. These foreign currency exchange rate movements are primarily related to euro-denominated loss reserves in our Specialty P&C segment.
Operating expenses increased by $0.5 million primarily due to an increase in compensation-related costs, partially offset by a decrease in professional fees and, to a lesser extent, the timing of share-based compensation expenses.
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NON-GAAP FINANCIAL MEASURES
Non-GAAP Operating Income (Loss)
Non-GAAP operating income (loss) is a financial measure that is widely used to evaluate performance within the insurance sector. In calculating Non-GAAP operating income (loss), we have excluded the effects of the items listed in the following table that do not reflect normal results. We believe Non-GAAP operating income (loss) presents a useful view of the performance of our insurance operations; however, it should be considered in conjunction with net income (loss) computed in accordance with GAAP. The following table reconciles net income (loss) to Non-GAAP operating income (loss):

RECONCILIATION OF NET INCOME (LOSS) TO NON-GAAP OPERATING INCOME (LOSS)
	Three Months Ended March 31
($ in thousands, except per share data)	2024	2023
Net income (loss)	$4,626	$(6,174)
Items excluded in the calculation of Non-GAAP operating income (loss):
Net investment (gains) losses (1)	268	(2,912)
Net investment gains (losses) attributable to SPCs which no profit/loss is retained (2)	1,151	913
Foreign currency exchange rate (gains) losses(3)	(1,929)	827
Guaranty fund assessments (recoupments)	87	(74)
Pre-tax effect of exclusions	(423)	(1,246)
Tax effect, at 21% (4)	(26)	2
After-tax effect of exclusions	(449)	(1,244)
Non-GAAP operating income (loss)	$4,177	$(7,418)
Per diluted common share:
Net income (loss)	$0.09	$(0.11)
Effect of exclusions	(0.01)	(0.03)
Non-GAAP operating income (loss) per diluted common share	$0.08	$(0.14)
(1) Net investment gains (losses) for the three months ended March 31, 2023 include a gain of $1.0 million related to the change in the fair value of contingent consideration issued in connection with the NORCAL acquisition. We have excluded this adjustment as it does not reflect normal operating results. See further discussion around the contingent consideration in Notes 2 and 6 of the Notes to Condensed Consolidated Financial Statements of our March 31, 2024 report on From 10-Q.
(2) Net investment gains (losses) on investments related to SPCs are recognized in our Segregated Portfolio Cell Reinsurance segment. SPC results, including any net investment gain or loss, that are attributable to external cell participants are reflected in the SPC dividend expense (income). To be consistent with our exclusion of net investment gains (losses) recognized in earnings, we are excluding the portion of net investment gains (losses) that is included in the SPC dividend expense (income) which is attributable to the external cell participants.
(3) Foreign currency exchange rate gains (losses) relate to the impact of foreign exchange rate movements on foreign currency denominated loss reserves predominately associated with premium assumed from an international medical professional liability insured in our Specialty P&C segment. Our participation in this program has grown in recent years which has led to greater volatility in our results of operations even with nominal movements in exchange rates given the size of the reserve. We mitigate foreign exchange rate exposure on our Consolidated Balance Sheet by generally matching the currency and duration of associated investments to the corresponding loss reserves. In accordance with GAAP, the impact on the market value of available-for-sale fixed maturities due to changes in foreign currency exchange rates is reflected as a part of OCI. Conversely, the impact of changes in foreign currency exchange rates on loss reserves is reflected through net income (loss) as a component of other income. Therefore, we believe foreign currency exchange rate gains (losses) in our Consolidated Statements of Income and Comprehensive Income in isolation are not indicative of our operating performance.
(4) The 21% rate is the annual expected statutory tax rate associated with the taxable or tax deductible items listed above. We utilized the estimated annual effective tax rate method for the three months ended March 31, 2024 and 2023. See further discussion on this method in the Critical Accounting Estimates section under the heading "Estimation of Taxes" and in Note 4 of the Notes to Condensed Consolidated Financial Statements in our March 31, 2024 report on Form 10-Q. For the 2024 and 2023 periods, our effective tax rate was applied to these items in calculating net income (loss), excluding net investment gains (losses) and related adjustments which were treated as discrete items and were tax effected at the annual expected statutory tax rate (21%) in the period they were included in our consolidated tax provision and net income (loss). The 2023 gain related to the change in the fair value of the contingent consideration was non-taxable and therefore had no associated income tax impact. The taxes associated with the net investment gains (losses) related to SPCs in our Segregated Portfolio Cell Reinsurance segment are paid by the individual SPCs and are not included in our consolidated tax provision or net income (loss); therefore, both the net investment gains (losses) from our Segregated Portfolio Cell Reinsurance segment and the adjustment to exclude the portion of net investment gains (losses) included in the SPC dividend expense (income) in the table above are not tax effected.
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Non-GAAP Operating ROE
The following table is a reconciliation of ROE to Non-GAAP operating ROE for the three months ended March 31, 2024 and 2023:

	Three Months Ended March 31
	2024	2023
ROE(1)	1.7%	(2.5%)
Pre-tax effect of items excluded in the calculation of Non-GAAP operating ROE	(0.2%)	(0.1%)
Tax effect, at 21%(2)	—%	—%
Non-GAAP operating ROE	1.5%	(2.6%)
(1) Quarterly amounts are annualized. Refer to our March 31, 2024 report on Form 10-Q under the heading “Non-GAAP Operating ROE” in the Executive Summary of Operations section for details on our calculation.

(2) The 21% rate is the statutory tax rate associated with the taxable or tax deductible items. See further discussion in footnote 4 in this section under the heading "Non-GAAP Operating Income."
Non-GAAP Adjusted Book Value per Share
The following table is a reconciliation of our book value per share to Non-GAAP adjusted book value per share at March 31, 2024 and December 31, 2023:

Book Value Per Share
Book Value Per Share at December 31, 2023	$21.82
Less: AOCI Per Share(1)	(4.01)
Non-GAAP Adjusted Book Value Per Share at December 31, 2023	25.83
Increase (decrease) to Non-GAAP Adjusted Book Value Per Share during the three months ended March 31, 2024 attributable to:
Net income (loss)	0.09
Other(2)	(0.04)
Non-GAAP Adjusted Book Value Per Share at March 31, 2024	25.88
Add: AOCI Per Share(1)	(4.06)
Book Value Per Share at March 31, 2024	$21.82
(1) Primarily the impact of accumulated unrealized investment gains (losses) on our available-for-sale fixed maturity investments. See Note 9 of the Notes to Condensed Consolidated Financial Statements in our March 31, 2024 report on Form 10-Q for additional information.

(2) Includes the impact of share-based compensation.
Conference Call Information
ProAssurance management will discuss first quarter 2024 results during a conference call at 10:00 a.m. ET on Tuesday, May 7, 2024. US-based investors may access the call by dialing either (833) 470-1428 (toll free) or (404) 975-4839 (local). Toll-free numbers for international investors may be found using this link: https://www.netroadshow.com/events/global-numbers?confId=63389. The access code for all attendees is 923054.
Callers who wish to avoid operator wait times and receive unique call access details may preregister using this link: https://www.netroadshow.com/events/login?show=77ece0eb&confild=63389.
The conference call will also be webcast at https://events.q4inc.com/attendee/483256153.
A replay will be available by telephone for at least 7 days after the call date. US-based investors may access the replay by dialing (866) 813-9403 (toll free) or (929) 458-6194, and international investors may dial +44 (204) 525-0658. The access code for all attendees is 547985. A replay will also be available for at least one year at investor.proassurance.com. Investors may follow @ProAssurance on X (formerly Twitter) to be notified of the latest news about ProAssurance.
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About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in medical professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance.
ProAssurance Group is rated “A” (Excellent) by AM Best. ProAssurance and its operating subsidiaries (excluding NORCAL Group) are rated “A-” (Strong) by Fitch Ratings. For the latest on ProAssurance and its industry-leading suite of products and services, cutting-edge risk management and practice enhancement programs, follow @ProAssurance on X (formerly Twitter) or LinkedIn. ProAssurance’s YouTube channel regularly presents thought-provoking, insightful videos that communicate effective practice management, patient safety and risk management strategies.
Caution Regarding Forward-Looking Statements
Any statements in this news release that are not historical facts or explicitly stated as an opinion are specifically identified as forward-looking statements. These statements are based upon our estimates and anticipation of future events and are subject to significant risks, assumptions and uncertainties that could cause actual results to differ materially from the expected results described in the forward-looking statements. Forward-looking statements are identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “likely,” “may,” “optimistic,” “possible,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions.
Although it is not possible to identify all of these risks and factors, they include, among others, the following: inadequate loss reserves to cover the Company's actual losses; inherent uncertainty of models resulting in actual losses that are materially different than the Company's estimates; adverse economic factors; a decline in the Company's financial strength rating; loss of one or more key executives; loss of a group of agents or brokers that generate significant portions of the Company's business; failure of any of the loss limitations or exclusions the Company employs, or change in other claims or coverage issues; adverse performance of the Company's investment portfolio; adverse market conditions that affect its excess and surplus lines insurance operations; and other risks described in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and the Company does not undertake and specifically declines any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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